EXHIBIT 99.1

For immediate release

For further information contact:

Ken Jorgensen – Director of Media Relations

kjorgensen@ruger.com

Ruger Delivers on the “1.2 Million Gun Challenge to Benefit the NRA”

Southport, CT, April 11, 2012 – Sturm, Ruger & Co., Inc. (NYSE: RGR) completed the fourth and final quarter of its “1.2 Million Gun Challenge to Benefit the NRA.” During the quarter ended March 31, 2012, Ruger sold 382,500 firearms. During this year-long challenge, Ruger donated a total of $1,254,000 to the NRA.

We believe that Ruger is the first firearms manufacturer to build and ship more than one million firearms in one year. Ruger CEO Mike Fifer commented on this historic accomplishment, “We achieved this milestone because of the strong support of our loyal consumers. Everyone who purchased a Ruger during the past year contributed to this achievement and should take pride in making history.”

Cassie Evins, the winner of Ruger’s “I Took The Challenge” contest, will represent all of our loyal customers when she joins Mike Fifer at the NRA Annual Meeting to present the final check as part of Ruger’s pledge to donate one dollar to the NRA for every gun sold during the year-long challenge.

For further information about Ruger, please visit Ruger.com/Million or Facebook.com/Ruger.

About Sturm Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

Sturm, Ruger & Co., Inc. “Arms Makers for Responsible Citizens”®